As filed with the Securities and Exchange Commission on April 1, 2021
Registration No. 333-178867 Registration No. 333-159050 Registration No. 333-133430 Registration No. 333-124215

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-178867)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-159050)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-133430)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-124215)

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-2477875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 2930

New York, New York 10119

(Address, including zip code of registrant’s principal executive offices)

STATE BANCORP, INC. 1999 INCENTIVE STOCK OPTION PLAN

STATE BANCORP, INC. STOCK OPTION PLAN (2002) (restated as the STATE BANCORP, INC. 2006 EQUITY COMPENSATION PLAN)

EMPLOYMENT AGREEMENT BETWEEN STATE BANCORP, INC., STATE BANK OF LONG ISLAND AND THOMAS M. O’BRIEN

VALLEY NATIONAL BANCORP 2009 LONG TERM STOCK INCENTIVE PLAN

1999 LONG-TERM STOCK INCENTIVE PLAN

2004 DIRECTOR RESTRICTED STOCK PLAN

(Full title of the Plans)

Ronald H. Janis

General Counsel and Senior Executive Vice President

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

(973) 305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ellen S. Knarr, Esq.

Day Pitney LLP

One Jefferson Road

Parsippany, NJ 07054

(973) 966-8123

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Valley National Bancorp (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission (“SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such registration statement as of the date hereof:

•	Registration Statement No. 333-178867, filed with the SEC on January 3, 2012, registering 339,508 shares of the Company’s Common Stock, no par value, issuable pursuant to the State Bancorp, Inc. 1999 Incentive Stock Option Plan, State Bancorp, Inc. Stock Option Plan (2002) (restated as the State Bancorp, Inc. 2006 Equity Compensation Plan), and the Employment Agreement between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien, which the Company assumed pursuant to the Agreement and Plan of Merger, dated as of April 28, 2011, by and between the Company and State Bancorp, Inc.
•	Registration Statement No. 333-159050, filed with the SEC on May 7, 2009, registering 6,100,000 shares of the Company’s Common Stock, no par value, issuable pursuant to the Valley National Bancorp 2009 Long-Term Stock Incentive Plan.
•	Registration Statement No. 333-133430, filed with the SEC on April 20, 2006, registering 1,800,000 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1999 Long-Term Stock Incentive Plan.
•	Registration Statement No. 333-124215, filed with the SEC on April 21, 2005, registering 300,000 shares of the Company’s Common Stock, no par value, issuable pursuant to the 2004 Director Restricted Stock Plan.

The Company has terminated all further offers and sales of the Company’s securities registered pursuant to the Registration Statements. By filing these Post-Effective Amendments, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 1, 2021.

VALLEY NATIONAL BANCORP

Date: April 1, 2021	By:	/s/ Ronald H. Janis
Ronald H. Janis
Senior Executive Vice President and General Counsel

         No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.